Exhibit 10.2

Amendment to the Amended and Restated Supplemental Executive Retirement Plan

Section 3.1(e) of the Amended and Restated Supplemental Executive Retirement Plan is amended and restated effective as of December 31, 2013 to read as follows:

(e)
Amount. In the case of a pension payable under Section 3.1(a), (b), (c), or (d), the amount of monthly pension payable as a single life pension assuming commencement of his benefits on the same date shall be the sum of (i) and (ii) below.

(i)    The amount of monthly pension which would have been payable to him under the Pension Plan as a single life monthly pension assuming commencement of his benefits on the same date if the provisions of Internal Revenue Code Sections 401(a)(17) and 415 did not exist, if he had made no deferrals under the Deferred Compensation Plan, if the benefit formula under Part B of the Pension Plan contained a multiplier of 2.1% (rather than 1.6%), if the last paragraph of Section 6.03 of Part B of the Pension Plan did not exist and for a Participant whose benefit accruals under the Pension Plan were frozen as of June 30, 2012, as if his benefit had not been frozen until December 31, 2013 minus the amount of pension expressed as a single life monthly pension, actually payable to him under the Pension Plan assuming his benefits commence on the same date and the last paragraph of Section 6.03 of Part B of the Pension Plan did not exist.

(ii) An amount equal to 0.5% of his Average Monthly Compensation as defined in the Pension Plan but without application of the dollar limit under Code Section 401(a)(17) multiplied by his years of Credited Service after 2013.